PARSONS/BURNETT, LLP

Attorneys

www.parsonslaw.biz

James B. Parsons

Robert J. Burnett

Admitted in Wa., Or. & CNMI

Admitted in Wa.

jparsons@pblaw.biz

rburnett@pblaw.biz

2070 Skyline Tower

505. W. Riverside Avenue, Suite 500

10900 NE Fourth Street

Spokane, Washington, 99201

Bellevue, Washington 98004

Ph: (509) 252-5066

Ph: (425) 451-8036

Fax: (509) 252-5067

Fax: (425) 451-8568

December 7, 2007

Board of Directors

TenantWIZ Software Corp.

To Whom it May Concern:

In our capacity as counsel for TenantWIZ Software Corp. (the "Company"), we have participated in the corporate proceedings relative to the registration by the Company of a maximum of 8,000,000 shares of common stock as set out and described in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"). We have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon our examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied us by the Company, having regard for the legal considerations which we deem relevant, we opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(3) The maximum of 8,000,000 shares of common stock are validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to the firm in the Registration Statement.

Very truly yours,

PARSONS/BURNETT, LLP.

/s/ James B. Parsons

James B. Parsons